UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2005

ENTRAVISION COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15997	95-4783236
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 447-3870

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 1, 2005, Entravision Communications Corporation (the “Company”) entered into a new employment agreement with John F. DeLorenzo, pursuant to which he will continue to serve as the Company’s Executive Vice President and Chief Financial Officer. This agreement, effective as of December 1, 2005, replaces a similar agreement with Mr. DeLorenzo, which agreement was entered into effective as of December 1, 2002.

The agreement with Mr. DeLorenzo provides for an initial base salary of $408,807 per year for the term of the agreement, which ends on December 31, 2008. Mr. DeLorenzo’s base salary shall be reviewed annually by the Compensation Committee and, in that committee’s discretion, the base salary may be increased on the first and second anniversaries of the effective date of the agreement.

Mr. DeLorenzo is eligible to receive an annual bonus, in the discretion of the Compensation Committee, of up to fifty percent (50%) of his then-applicable base salary. Mr. DeLorenzo is also eligible to receive grants of stock options, restricted stock and other grants under the Company’s 2004 Equity Incentive Plan, or any successor plan thereto.

If Mr. DeLorenzo’s employment is terminated by the Company without cause, or should Mr. DeLorenzo voluntarily terminate his employment for good reason (as such term is defined in the agreement), Mr. DeLorenzo will be entitled to receive: (i) all accrued salary and any bonus approved by the Compensation Committee through the date of termination; and (ii) severance compensation in an amount equal to Mr. DeLorenzo’s then-current annual base salary, which severance compensation shall be paid in equal payments corresponding to the Company’s usual and customary paydays.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRAVISION COMMUNICATIONS CORPORATION

Date: December 6, 2005	By:	/s/ Michael G. Rowles
Michael G. Rowles Senior Vice President, Secretary and General Counsel